Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A (the "Registration Statement") of Farmers Investment Trust comprised of Income Portfolio, Income with Growth Portfolio, Balanced Portfolio, Growth with Income Portfolio and Growth Portfolio, of our report dated June 9, 1999, on the financial statements and financial highlights appearing in the April 30, 1999 Annual Report to the Shareholders of Farmers Mutual Fund Portfolios, which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the heading "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.






/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
August 31, 1999